Exhibit 3.2

GOODNESS GROWTH HOLDINGS, INC.

(FORMERLY, VIREO HEALTH INTERNATIONAL, INC.)

(the "Company")

AMENDMENT TO THE ARTICLES OF THE COMPANY

AS EFFECTED ON JULY 15, 2020

Pursuant to section 42(2)(a)(iv) of the British Columbia Business Corporations Act, the following is an extract of an ordinary resolution of the shareholders of the Company passed at the annual general and special meeting of the Company held on July 15, 2020 (the "Meeting"), approving an amendment to the Company's Articles as set out herein. This extract is attached to the Articles of the Company and was received for deposit at the Company's records office on June 22, 2023.

The undersigned, J. Michael Schroeder, General Counsel, Chief Compliance Officer and Secretary of the Company, hereby certifies that the following is a true and complete copy of an ordinary resolution of the shareholders of the Company passed at the Meeting, which special resolution was approved to be effective on January 1, 2021:

"IT IS RESOLVED AS A RESOLUTION OF THE SHAREHOLDERS THAT:

1. The special rights and restrictions attached to the Multiple Voting Shares be altered by cancelling the existing foreign private issuer protection limitation pursuant to Part 29, Section (f)(iii), including any ancillary modifications which may be necessary to implement this alteration;

2. The Articles of the Corporation be altered by deleting in its entirety Part 29, Section (f)(iii) of the special rights and restrictions to the Multiple Voting Shares of the Corporation, including any ancillary modifications which may be necessary to implement this alteration;

3. Notwithstanding that this resolution has been duly passed by the shareholders of the Corporation, the Board may revoke such resolution at any time before it is effected without further action by the shareholders;

4. McMillan LLP be appointed as the Corporation's agent to electronically file the Notice of Alteration to the Articles with the Registrar of Companies; and

5. Any officer or director of the Corporation is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver, under corporate seal or otherwise, all documents and instruments and take such other actions as such director or officer may determine to be necessary or desirable to give implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions."

DATED this 22 day of June, 2023.

/s/ J. Michael Schroder

J. Michael Schroeder

General Counsel, Chief Compliance Officer and Secretary